Exhibit 10.14

United States

INVESTMENT TECHNOLOGY GROUP, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN
VARIABLE COMPENSATION STOCK UNIT AWARD PROGRAM SUBPLAN

20XX GRANT NOTICE (MD ROE AWARDS)

Investment Technology Group, Inc. (the “Company”), pursuant to its Variable Compensation Stock Unit Award Program Subplan (the “Program”), hereby grants to you as a Participant under the Program, Stock Units representing a generally nontransferable right to receive one share of Company Stock with respect to each underlying Stock Unit at a specified future date together with a right to Dividend Equivalents on Basic Units as specified in the Program (the “Grant”), subject to all of the terms and conditions as set forth herein, the Program and the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).(1) All capitalized terms herein that are not otherwise defined shall have the meanings ascribed to such terms in the Program or Plan, as applicable.

Participant:
Date of Grant:
Number of Basic Units subject to Grant:
Number of Matching Units subject to Grant:
Performance Period: January 1, 20XX through December 31, 20XX
Target ROE:	%

Basic Units Vesting Schedule: The Basic Units subject to this Grant shall be divided into three equal annual installments, and each installment shall vest on each of the first, second and third anniversaries of the Date of Grant, if the Participant remains continuously employed by the Company or its Subsidiaries through, and is in Good Standing (as defined below) on, each applicable vesting date.

Matching Units Vesting Schedule: The Matching Units granted with respect to the Basic Units subject to this Grant are designated as Performance-Based Units under the Program. The Matching Units subject to this Grant shall vest, if at all, on the third anniversary of the Date of Grant (the “Vesting Date”) based on the average of the annual ROE levels (as defined below) achieved during the Performance Period (i.e. the average of the 20XX, 20XX and 20XX ROE), if the Participant remains continuously employed by the Company or its Subsidiaries through, and is in Good Standing on, such date. The number of Matching Units set forth above is the number of Matching Units that may vest based on 100% achievement of Target ROE during the Performance Period (calculated on an average basis) (the “Target Award”).(2)

The actual number of Matching Units that vest pursuant to this Grant may be greater or less than the Target Award, or even zero, and will be based on the average level of ROE achieved during the Performance Period in accordance with the following performance schedule.

ROE PERFORMANCE SCHEDULE

ROE Performance Level		Payout Level
Below Threshold	less than X%	0%
Threshold	X%	50%
Target	X%	100%
Maximum	X% or more	150%

(1)   The Plan, Plan prospectus, and Program are available on ITG Exchange. In addition, paper copies of the Plan, Plan prospectus and Program are available upon request by contacting the Legal Department of the Company at ITG_Legal.

(2)  For example, if the average ROE during the Performance Period is X% and the Target ROE is X%, the number of Matching Units set forth above will vest, subject to the continued employment and Good Standing requirements noted above.

If actual ROE performance for the Performance Period is between performance levels, the number of Matching Units that may vest on the Vesting Date will be interpolated on a straight line basis for pro-rata achievement. Failure to achieve the threshold performance level will result in no Matching Units vesting pursuant to this Grant and in no event will the number of Matching Units vesting pursuant to this Grant exceed 150% of the Matching Units set forth above.(3)

For purposes of this Grant, (i) “Good Standing” means the Participant is actively employed by the Company or its Subsidiaries on the Vesting Date and has not given a notice of resignation to, or received a notice of termination from, the Company or any of its Subsidiaries prior to such date and (ii) “ROE” means the percentage determined by dividing the Company’s net income (adjusted to exclude non-operating or one-time items such as restructuring charges and asset impairments in accordance with the Company’s historical practices and as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”)) for a fiscal year by the Company’s average stockholders’ equity during such fiscal year.

Settlement:  The Participant shall receive shares of Company Stock in settlement of the Basic Units and Matching Units in accordance with the terms of the Program, subject to the collection of applicable taxes in connection with the issuance of Company Stock.

Recoupment Policy:  You agree that you will be subject to any compensation clawback and recoupment policies that may be applicable to you as an employee of the Company or any of its affiliates, as in effect from time to time and as approved by the Board or the Compensation Committee, whether or not approved before or after the Date of Grant.

Violation of Code of Conduct; Forfeiture of Unvested Basic Units and Matching Units:  If, prior to the date Basic Units and Matching Units otherwise become vested in accordance with the vesting schedule set forth above, the Participant materially breaches the Company’s Code of Business Conduct and Ethics, as such material breach is determined by the Compensation Committee, or any other committee appointed by the Board to administer the Program, in its sole discretion, the Compensation Committee may determine, in its sole discretion, that the Basic Units and Matching Units shall cease to vest effective as of the date of the Participant’s material breach, subject to compliance with applicable law.

Acknowledgements: You acknowledge receipt of this Grant Notice, the Program, the Plan and the Plan prospectus.(1)  You further acknowledge that this Grant is made under, and governed by the terms and conditions of, the Plan and the Program except as otherwise set forth herein and you agree to be bound by such terms. The Compensation Committee, or any other committee appointed by the Board to administer the Program, has the authority to interpret and construe this Grant pursuant to the terms of the Program and the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

INVESTMENT TECHNOLOGY GROUP, INC.	PARTICIPANT

By:	By:
Name:	Name:
Title:	Date:
Date:

(3)  For illustrative purposes only, assume you were granted 10 Matching Units and the Target ROE was X%. If (a) the average ROE for the Performance Period was X%, 15 Matching Units would vest, (b) the average ROE for the Performance Period was X%, 5 Matching Units would vest and (c) the average ROE for the Performance Period was X%, no Matching Units would vest.  For the avoidance of doubt, vesting in (a) and (b) is subject to the continued employment and Good Standing requirements noted above.